SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

COLONIAL PROPERTIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 22, 2004

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Wednesday, April 21, 2004, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 605 Richard Arrington Blvd. North, Birmingham, Alabama 35203.

     The matters to be acted on at the meeting - the election of trustees; the ratification of the selection of our independent accountants and an amendment to our Declaration of Trust to provide for the annual election of trustees - are described in the accompanying proxy statement. A proxy card on which to indicate your vote and a postage paid envelope in which to return your proxy are enclosed. A copy of our annual report to shareholders is also enclosed.

     We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

     This is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

Sincerely,

Thomas H. Lowder
Chairman of the Board, President
and Chief Executive Officer

Enclosures

Colonial Properties Trust and Subsidiaries Listed New York Stock Exchange
2101 6th Avenue North, Suite 750 Birmingham, AL 35203 205.250.8700 Fax 205.250.8890 colonialprop.com

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 21, 2004

Dear Shareholder:

     You are cordially invited to attend our 2004 annual meeting of shareholders to be held on Wednesday, April 21, 2004, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 605 Richard Arrington Blvd. North, Birmingham, Alabama 35203, to consider the following proposals:

1.	To elect four trustees to serve for three-year terms expiring in 2007;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004;

3.	To approve an amendment to our Declaration of Trust to provide for the annual election of trustees (each of our trustees, including the four nominees for election at the meeting, has agreed to stand for re-election at the 2005 annual meeting of shareholders if this proposal is approved); and

4.	To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only shareholders of record at the close of business on February 17, 2004 will be entitled to vote at the meeting or any adjournments thereof.

     YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF TRUSTEES

John P. Rigrish
Chief Administrative Officer and
Assistant Secretary

Birmingham, Alabama
March 22, 2004

PROXY STATEMENT
ELECTION OF TRUSTEES
AUDIT COMMITTEE REPORT
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Amendment to the Declaration of Trust to Provide for Annual Election of Trustees (Proposal 3)
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
APPENDIX E

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be held on April 21, 2004

     This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Wednesday, April 21, 2004, at 10:30 a.m., central daylight savings time, for the purposes set forth in the notice of meeting. All references to “we,” “us,” “our,” “Colonial” or the “Company” refer to Colonial Properties Trust and its subsidiaries. This solicitation of proxies is made on behalf of our board of trustees.

     Holders of record of our common shares of beneficial interest as of the close of business on the record date, February 17, 2004, are entitled to receive notice of, and to vote at the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on February 17, 2004, we had 26,740,590 common shares issued and outstanding.

     Common shares represented by proxies in the form enclosed, if such proxies are properly executed, returned and not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy, the shares will be voted (1) FOR the election of all nominees for trustee; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors and (3) FOR the approval of the amendment to the Declaration of Trust to provide for annual election of trustees. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

     You may vote either by completing and returning the enclosed proxy card to us prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to us or by voting in person at the meeting. Written notice of revocation must be delivered to the address shown above, addressed to the Corporate Secretary. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

     Our 2003 annual report to shareholders is enclosed with this proxy statement. This proxy statement, the proxy card and the 2003 annual report to shareholders are being mailed to our shareholders beginning on or about March 22, 2004. Our executive offices are located at Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

     You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

ELECTION OF TRUSTEES
(Proposal 1)

Board of Trustees

     Our board of trustees is comprised of ten members and is currently divided into three classes, with approximately one-third of the trustees elected by the shareholders annually. The trustees whose terms will expire at the meeting are M. Miller Gorrie, James K. Lowder, Herbert A. Meisler and John W. Spiegel, each of whom has been nominated for re-election at the meeting to hold office until the 2007 annual meeting of shareholders and until their successors are elected and qualified. These four nominees, and each of our other trustees, have agreed to stand for re-election at the 2005 annual meeting of shareholders if the proposal to amend our Declaration of Trust to provide for annual election of trustees is approved.

     Our board of trustees recommends a vote FOR these nominees. While we know of no reason why any nominee would be unable to serve as a trustee, should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Nominees for Election to Term Expiring 2007

     M. Miller Gorrie, 68, has been a trustee since 1993. Since 1995, Mr. Gorrie has served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that is ranked 17th in the ENR’s “Top 50 Domestic General Contractors”. He currently serves on the boards of American Cast Iron Pipe Company, the Metropolitan Development Board, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank, Baptist Hospital Foundation, the Southern Research Institute, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, and the Business Council of Alabama. Mr. Gorrie is chairman of the executive committee of the board of trustees.

     James K. Lowder, 54, has been a trustee since 1993. Since 1995, Mr. Lowder has served as chairman of the board of The Colonial Company, chairman of the board of Lowder Construction Company, Inc., Lowder New Homes, Inc., Colonial Insurance Agency, Inc., Lowder Realty Company, Inc., Colonial Commercial Development, Inc., Colonial Homes, Inc., American Colonial Insurance Company, Colonial Commercial Realty, Inc. and Colonial Commercial Investments, Inc. He is a member of the Home Builders Association of Alabama, the Greater Montgomery Home Builders Association and the board of directors of Alabama Power Company. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman of the board, president and chief executive officer.

     Herbert A. Meisler, 76, has been a trustee since 1995. Since 1964, Mr. Meisler has been President of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Mr. Ripps, another member of our board of trustees. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. Mr. Meisler founded Consolidated Furniture Industries in Houston, Texas; served as President of the Southwestern Furniture Marketing Association; developed the Richmore Shopping Center in Pasadena, Texas; and developed Gulfway General Hospital in Houston, Texas and served as President. He also managed Gulf Coast Jewelry and Specialty Company, a family owned catalog distributor of jewelry and small appliances. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the executive compensation committee and the audit committee of the board of trustees. Mr. Meisler is the brother-in-law of Mr. Ripps, one of our Trustees.

     John W. Spiegel, 62, has been a trustee since October 2003. Mr. Spiegel was recommended as a trustee by a non-management trustee. Mr. Spiegel has served as vice chairman and chief financial officer of SunTrust Banks, Inc., a multi-state bank holding company, since August 2000. Prior to that he was an executive vice president and chief financial officer of SunTrust Banks from 1985. Mr. Spiegel serves on the corporate boards of Rock-Tenn Company, Inc. and Bentley Pharmaceuticals, Inc. He also serves on the board of directors of the Bank Administration Institute, the Woodruff Arts Center, the Children’s Healthcare of Atlanta, and the Francis L. Abreu Charitable Trust. Mr. Spiegel is also a member of the Dean’s Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel is a member of the audit committee and the executive compensation committee of the board of trustees.

Incumbent Trustees - Term Expiring 2005

     William M. Johnson, 57, has been a trustee since 1997. From 1978 to 2003, Mr. Johnson was chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million, including seven office buildings and retail properties that we acquired from Mr. Johnson in 1997. Mr. Johnson is a member of the board of trustees of Asbury Theological Seminary, a member of the board of directors of Reach Out Youth Solutions, and is International Director of World Parish Ministries. Mr. Johnson also serves as a strategic planning advisor for several para-church ministries. Since 1999, Mr. Johnson has been chief executive officer and founder of a family foundation that provides financial assistance to twenty-eight local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and executive committee of the board of trustees.

     Claude B. Nielsen, 53, has been a trustee since 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991 and in 2003 he was elected chairman of the board of Coca-Cola Bottling Company United, Inc. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of AmSouth Bank Corporation, a commercial bank, and also serves as a board member of the Birmingham Airport Authority. Mr. Nielsen is chairman of the executive compensation committee and a member of the governance committee of the board of trustees.

     Donald T. Senterfitt, 84, has been a trustee since 1993. Since May 2000, Mr. Senterfitt has served as chairman of the board of directors of Colonial Bank, N.A., Central Florida. From 1991 to 2000, Mr. Senterfitt served as president and chief executive officer of the Pilot Group, LC, a consulting company. He is a former director and vice chairman of SunTrust Banks, Inc., a multi-state bank holding company. From 1985 to 1986, he served as president of the American Bankers Association, and from 1958 to 1980 he served as general counsel to the Florida Bankers Association. Mr. Senterfitt is a member and a 1997 Laureate of the Mid-Florida Business Hall of Fame and a member of the President’s Council of the University of Florida. He is the recipient of the Distinguished Alumnus Award from both his undergraduate school, Carson-Newman College and his graduate school, the University of Florida. Mr. Senterfitt is a member of the board of directors of CITE, Inc., the Center for Independence, Technology and Education, a non-profit organization which serves the needs of blind, visually handicapped and multi-handicapped children and adults, and served as its president for three years. He serves as a member of the finance committee of the City of Orlando. Mr. Senterfitt is the lead trustee for non-management trustees, chairman of the governance committee and a member of the audit committee of the board of trustees.

     Incumbent Trustees - Term Expiring 2006

     Carl F. Bailey, 73, has been a trustee since 1993. Since 2002, Mr. Bailey has been chairman of TekQuest Industries, Inc., a manufacturing company. From 1995 until 2002, Mr. Bailey served as President of BDI, a marketing and distribution company. Prior to 1995, Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc. and chairman and chief executive officer of South Central Bell Telephone Company. From 1952 to 1992, he worked for South Central Bell and Southern Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey is a member of the board of directors of SouthTrust Corporation, a financial services corporation. Mr. Bailey also serves on the board of trustees of Birmingham Southern College. Mr. Bailey is chairman of the audit committee, and is a member of the executive committee and the governance committee of the board of trustees.

     Thomas H. Lowder, 54, has been a trustee since 1993. He has served as our chairman of the board, president and chief executive officer since July 1993. Mr. Lowder became president of Colonial Properties, Inc., our predecessor, in 1976, and since that time has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for Colonial Properties Trust. Mr. Lowder’s most recent board appointment was his election to the National Association of Real Estate Investment Trust’s (“NAREIT”) Board in June 1999. He presently serves on the board of directors of Community Foundation of Greater Birmingham, United Way of Central Alabama, Children’s Hospital, Birmingham Southern College, and Crippled Children’s Foundation. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of James K. Lowder, one of our trustees.

     Harold W. Ripps, 65, has been a trustee since 1995. Since 1969, he has been chief executive officer of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the executive committee of the Birmingham Council of Boy Scouts of America, the board of trustees of The Bank, a commercial bank, Birmingham Southern College and the President’s Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Meisler, one of our trustees.

Vote Required

     The nominees for trustee will be elected upon an affirmative vote of a plurality of all votes cast at the meeting, assuming a quorum is present. To understand how your votes are counted for the purpose of electing our trustees, see “Voting Procedures and Costs of Proxy Solicitation.”

Compensation of Trustees

The following table sets forth the current compensation of non-employee trustees.

Non-Employee Trustees

Annual Retainer	$20,000
Per Board Meeting Attended in Person	$1,750	*
Per Board Meeting Attended by Telephone	$1,000
Committee Members (other than Chairman)
Per Committee Meeting Attended in Person	$1,250	*
Per Committee Meeting Attended by Telephone	$1,000
Committee Chairman
Per Committee Meeting Attended in Person or by Telephone	$1,750	*

*     Plus out of pocket expenses.

     Non-employee trustees can elect to receive common shares in lieu of all or a portion of their annual board and committee fees pursuant to the Company’s Non-Employee Trustee Share Plan. Common shares received in lieu of fees under such plan have a fair market value equal to 125% of the amount of fees foregone.

     Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options will be issued under the Company’s Second Amended and Restated Employee Share Option and Restricted Share Plan. The options vest in three equal annual installments commencing one year after the date of grant, at an exercise price equal to the fair market value on the day of the grant.

     Non-employee trustees also receive a grant of $5,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These restricted shares will be issued under the Company’s Second Amended and Restated Employee Share

Option and Restricted Share Plan. The restricted shares will be valued based on the fair market value on the day of the grant and will vest one year after the date of grant.

     Herbert A. Meisler has waived his right to trustee and committee fees and has requested that we donate a like amount to a charitable organization. Mr. Johnson also waived his right to trustee and committee fees and requested that we donate a like amount to a religious organization through October 23, 2003. Subsequently, Mr. Johnson has elected to receive his trustee and committee fees commencing on such date.

     Trustees who are our officers or are employed by us do not receive any additional compensation for serving on our board of trustees or any of its committees. In addition, they are not eligible to participate in the Non-Employee Trustee Share Plan.

Meetings of the Board of Trustees

     Our board of trustees held five meetings during 2003. During 2003, each trustee attended more than 75% of the aggregate of (i) all meetings of the board of trustees and (ii) all meetings of committees of which such trustee was a member.

Trustee Attendance at Annual Meetings

     The Company has a policy for attendance by members of the board of trustees at the Company’s annual meeting of shareholders. Each trustee is required to attend the annual meeting unless he or she is unable to do so as a result of health reasons or exigent personal circumstances, as determined by such trustee in good faith. Also, any trustee who does not attend the annual meeting must notify the chairman of the board of as promptly as possible. All members of the board of trustees attended the 2003 annual meeting of shareholders.

Lead Trustee

     In October 2002, the board created a new position of lead trustee, whose primary responsibility is to preside over periodic executive sessions of the board in which management trustees and other members of management do not participate. The lead trustee also advises the chairman of the board and, as appropriate, committee chairs with respect to agendas and information needs relating to board and committee meetings, provides advice with respect to the selection of committee chairs and performs other duties that the board may from time to time delegate to assist the board in the fulfillment of its responsibilities. Mr. Senterfitt served in this position during 2003, and in January 2004 the non-management members of the board designated him to continue serving in this position until the Company’s 2005 annual meeting of shareholders.

Communication with the Board of Trustees

     The Company has a process for handling letters received by the Company and addressed to the board of trustees or certain members of the board. Through this process, any person, including our shareholders, may communicate with the board of trustees, the chairman of the board, the lead trustee or with non-management trustees as a group. A description of how persons can communicate with our board of trustees or members of the board is available on the Company’s website at www.colonialprop.com or to request a copy via U.S. mail write to Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue South, Suite 750, Birmingham, AL 35203.

Trustee Candidate Review

     Our board of trustees has adopted a policy and procedures regarding trustee candidate review. The governance committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board through its annual evaluation. If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills as set forth in the corporate governance guidelines. The corporate governance guidelines provide that trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment. The governance committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities. Trustees must be willing and able to devote sufficient time to carrying out their duties effectively. The governance committee will take into account the other demands on the time of a candidate, including occupation and memberships on other boards.

     To identify trustee candidates, the governance committee will (1) inquire of each current trustee whose term is expiring whether such trustee desires to be considered as a trustee candidate at the next annual meeting; (2) obtain trustee candidates from shareholder recommendations as described below, and (3) if determined appropriate under the circumstances by the governance committee, obtain trustee candidates from a search firm or from other available sources determined by the governance committee.

     The governance committee will consider trustee candidates recommended by shareholders. A trustee candidate recommendation should be addressed to the chairman of the governance committee and sent to the Company’s Corporate Secretary by U. S. mail, overnight courier or hand delivery to Chairman, Governance Committee, c/o Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The trustee candidate recommendation should display the legend “Shareholder Trustee Candidate Recommendation” in order to indicate to the Corporate Secretary that it is a trustee candidate recommendation subject to this policy.

     The Corporate Secretary must receive all such candidate recommendations no later than October 1 of the year preceding the annual meeting for which the trustee candidate is being recommended for nomination. The following information must accompany each trustee candidate recommendation:

•	an affidavit from the trustee candidate stating that, if elected, the trustee candidate is willing and able to serve on the board of trustees for the full term to which the trustee candidate would be elected;

•	an executed trustee questionnaire, identical to the one completed by each of the Company’s trustees on an annual basis (which is available by contacting the Corporate Secretary at 800-645-3917);

•	a current resume of the trustee candidate, listing positions currently held and for the last ten years, education level attained, directorships currently held and other pertinent biographical information;

•	a written statement from the trustee candidate as to why the trustee candidate wants to serve on the board of trustees and why the trustee candidate believes that he or she is qualified to serve; and

•	contact information, including address and telephone number, for the trustee candidate and recommending shareholder.

     To evaluate a new trustee candidate (whether or not shareholder-recommended), the governance committee will (1) consider the qualifications, specific qualities and skills set forth in the corporate governance guidelines, and (2) if determined appropriate under the circumstances by the governance committee, consider personal interviews with the candidate, background investigations, reference checks and other similar activities. The minimum qualifications, specific qualities and skills for any trustee candidate to be recommended by the governance committee for nomination shall be as described from time to time in the Company’s corporate governance guidelines.

Committees of the Board of Trustees

     In accordance with our bylaws, the board of trustees has established an executive committee, an audit committee, an executive compensation committee and a governance committee.

Executive Committee

     Except as limited by law, the executive committee has the authority to act on behalf of the full board of trustees, including the authority, subject to our conflict of interest policies, to approve the acquisition and disposition of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money and joint venture arrangements, on our behalf and on behalf of Colonial Realty Limited Partnership, our operating partnership, of which we are the sole general partner. The executive committee met one time in 2003.

Executive Compensation Committee

     The executive compensation committee consists entirely of independent trustees, as independence for executive compensation committee members is defined by the New York Stock Exchange listing standards. The executive compensation committee was established to determine compensation for our executive officers and to administer our stock option and annual incentive plans. The executive compensation committee makes grants of options and restricted shares to trustees and executive officers. The executive compensation committee charter is available on the Company’s website at www.colonialprop.com and included as Appendix A. The executive compensation committee met five times during 2003.

Audit Committee

     The audit committee consists entirely of independent trustees, as independence for audit committee members is defined by the New York Stock Exchange listing standards. The audit committee assists the board of trustees in oversight of the integrity of the Company’s financial statements, oversees the work of the independent accountants, and facilitates the development and maintenance of adequate internal, financial and audit procedures. The audit committee also serves as the qualified legal compliance committee under Part 205 of the Securities and Exchange Commission rules. The board of trustees has determined that Mr. Spiegel is an “audit committee financial expert,” as defined under SEC rules. The audit committee charter is available on the Company’s website at www.colonialprop.com and included as Appendix B. The audit committee met eight times during 2003.

Governance Committee

     The governance committee consists entirely of independent trustees in accordance with the New York Stock Exchange listing requirements. The governance committee has a charter available on the Company’s website at www.colonialprop.com and included as Appendix C. The governance committee evaluates and recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or any other reason. In addition, the governance committee is responsible for developing and implementing our corporate governance guidelines, available on the Company’s website at www.colonialprop.com and included as Appendix D, and developing and implementing our code and ethics for all employees, officers and trustees and our CEO and senior financial officers code of ethical conduct. The governance committee also is charged with the task of ensuring we are in compliance with all New York Stock Exchange listing requirements. The governance committee is willing to consider appropriate nominees whose names are submitted in writing by shareholders. The governance committee met seven times during 2003.

The following table sets forth the membership of these committees.

Independent Trustees	Audit	Compensation	Executive	Governance

Carl F. Bailey	C		M	M
William M. Johnson		M	M
Herbert A. Meisler	M	M
Claude B. Nielsen		C		M
Harold W. Ripps			M
Donald T. Senterfitt	M			C
John W. Spiegel	M	M

Non-Independent Trustees	Audit	Compensation	Executive	Governance

M. Miller Gorrie			C
James K. Lowder			M
Thomas H. Lowder			M

“M” signifies a member and “C” signifies a chairman.

Code of Ethics

     The Company has a code of ethics, which is designed to promote honest and ethical conduct and deter wrongdoing at all levels of the Company’s organization. All employees, officers and trustees of the Company are bound by the code of ethics. In addition to the code of ethics, the chief executive officer, the chief financial officer, chief accounting officer and other senior financial officers that hold significant positions of leadership and trust at the Company must set an exemplary standard of conduct for the Company as described in the CEO and senior financial officers code of ethical conduct. A copy of each code is available on the Company’s website at www.colonialprop.com or by request a copy will be sent via U.S. mail and is available in print to any shareholder who requests it from the Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203.

AUDIT COMMITTEE REPORT

     In compliance with the requirements of the New York Stock Exchange listing standards, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2003 and amended the charter to comply with SEC and New York Stock Exchange requirements. In connection with the performance of its responsibility under its charter, the audit committee has:

•	Reviewed and discussed our audited financial statements with management;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

•	Received from the independent auditors written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors’ independence; and

•	Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003.

     The audit committee has also considered whether the independent public accountants’ provision of non-audit services to us is compatible with maintaining their independence.

Date: March 4, 2004	Members of the audit committee:

Carl F. Bailey, Chairman
Herbert A. Meisler
Donald T. Senterfitt
John W. Spiegel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 2)

     We are submitting for ratification by our shareholders the appointment of PricewaterhouseCoopers, LLP as our independent auditors for the fiscal year ending December 31, 2004. Our board of trustees recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004. The board of trustees, upon the recommendation of the audit committee, has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal years ending December 31, 2003 and December 31, 2002 respectively. PricewaterhouseCoopers LLP has served as our independent auditors since our initial public offering in 1993. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Summary of Audit Fees

     During the years ended December 31, 2003 and December 31, 2002, we were billed by PricewaterhouseCoopers LLP the following amounts:

	2003	2002

Audit Fees (1)	$478,853	$333,946
Audit-Related Fees (2)	86,716	92,936
Tax Fees (3)	0	92,967
All Other Fees	0	0

Total	$565,569	$519,849

(1)  Services consisted of audits of our financial statements, review of registration statements, provision of comfort letters, joint venture and subsidiary audits

(2)  Services consisted of review of benefit plans, and research of issues and consultation on transactions. Of these amounts, 100% were pre-approved by the audit committee in 2003.

(3)  Services consisted of research on tax issues and consultation on certain transactions.

Vote Required

     Ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the meeting at which a quorum is present. To understand how your votes are counted for the purpose of ratifying the appointment of PricewaterhouseCoopers LLP as our independent auditors, see “Voting Procedures and Costs of Proxy Solicitation.”

Pre-Approval Policy for Services by Auditor

     The Company has a policy for the pre-approval of services provided by the independent auditor. The policy was adopted to ensure that the provision of services by the independent auditor does not impair the auditor’s independence. Under the policy, the audit committee has pre-approved particular audit and non-audit services, which are detailed in the policy, and has pre-approved fee levels for each of these services. The pre-approved fee levels for each service are established periodically by the audit committee. If a service is not listed among the particular audit or non-audit services that are described in the policy, or if the fee for any particular service will exceed the pre-approved fee level, that service will require separate pre-approval by the audit committee. Additionally, the annual audit services engagement terms and fees require separate pre-approval by the audit committee. Requests to provide services requiring separate pre-approval by the audit committee under this policy are submitted to the audit committee by both the independent auditor and the chief financial officer, and must include a joint statement as to whether, in their view, the request is consistent with SEC rules on auditor independence.

Amendment to the Declaration of Trust to Provide for Annual Election of Trustees
(Proposal 3)

Explanation of Proposed Amendment

     Section 2.2 of our Declaration of Trust currently provides for the classification of the board of trustees into three classes, with each class being elected every three years. The board of trustees has determined that our Declaration of Trust should be amended to provide for the annual election of all trustees commencing with the 2005 annual meeting of shareholders. In furtherance of this purpose, our board of trustees has adopted the proposed amendment and hereby submits the proposed amendment to our shareholders.

     A classified board has the effect of making it more difficult for a substantial shareholder to gain control of the board without the approval or cooperation of incumbent board members and, therefore, may deter unfriendly and unsolicited takeover proposals and contests. A classified board also makes it more difficult for shareholders to change a majority of board members even where a majority of shareholders are dissatisfied with the performance of incumbent board members. Many institutional investors believe that the election of board members is the primary means for shareholders to influence corporate governance policies and that annual elections promote accountability to shareholders. However, if the proposal is approved, our entire board could be removed in a single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the Company on terms that the current board of trustees does not believe are in the best interests of the shareholders.

     We have examined the arguments for and against the continuation of the classified structure of our board and have determined that the classified structure of our board should be eliminated. The board believes that all trustees should be equally accountable at all times for the Company’s performance and that the will of the majority of shareholders should not be impeded by a classified board. We also believe that the proposed amendment will allow shareholders to review and express their opinions on the performance of all trustees each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the board’s membership and long-term planning should not be affected. Additionally, we believe that our shareholders rights plan will help deter unfriendly and unsolicited takeover proposals and contests that the current board of trustees does not believe are in the best interests of the shareholders.

     If our shareholders approve the proposed amendment, the classified structure of our board will be eliminated. In addition, each of our trustees, including the nominees for election at the 2004 annual meeting of shareholders, has agreed to stand for re-election at the 2005 annual meeting of shareholders if the proposed amendment is approved. Trustees will thereafter be elected for one-year terms at each annual meeting of shareholders.

     The text of the our current Declaration of Trust and of the proposed amendment is attached as Appendix E to this Proxy Statement.

     Our board of trustees recommends a vote FOR the proposal to amend our Declaration of Trust to provide for the annual election of trustees.

Vote Required

     The proposed amendment to our Declaration of Trust requires the affirmative vote of a majority of all shares outstanding and entitled to vote. To understand how your votes are counted for the purpose of approving the adopted amendment to our Declaration of Trust, see “Voting Procedures and Costs of Proxy Solicitation.”

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for our chief executive officer and our four other most highly compensated executive officers in 2003, whom we refer to as the “named executive officers”:

Summary of Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

				Other
				Annual	Restricted	Securities	LTIP	All Other
				Compensa-	Share Awards	Underlying	Payouts	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	tion ($)	($) (1)	Options (#)(+)	($)	($)(2)

Thomas H. Lowder	2003	$400,000	$—	$—	$—	—	—	$13,343
Chairman of the Board	2002	350,000	—	—	215,790	75,500	—	12,843
President and Chief Executive	2001	330,000	—	—	474,586	84,450	—	8,531
C. Reynolds Thompson, III	2003	$350,000	$—	$—	$—	—	—	$11,903
Chief Operating Officer	2002	300,000	23,800	—	167,350	44,700	—	11,403
	2001	275,000	111,720	—	214,988	47,988	—	8,406
Charles A. McGehee	2003	$235,000	$—	$—	$50,260	—	—	$13,709
Executive Vice President-	2002	205,000	—	—	91,309	23,994	—	13,209
Mixed Use	2001	185,000	—	—	—	22,520	—	8,406
Howard B. Nelson, Jr.	2003	$265,000	$—	$—	$—	—	—	$11,858
Chief Financial Officer and	2002	250,000	—	—	98,505	35,666	—	11,295
Secretary	2001	228,269	—	—	247,448	28,150	—	6,954
Paul F. Earle	2003	$240,000	$—	$—	$—	—	—	$12,796
Executive Vice President -	2002	210,000	—	—	84,505	23,994	—	12,271
Multifamily Division	2001	190,000	—	—	—	22,520	—	7,511

+ Options are reported for the year in which they are earned. Options are granted after the end of the fiscal year in which they are earned.

(1)	Our incentive compensation plan permits officers to elect to receive all or part of their annual bonus in the form of restricted common shares instead of cash. Officers who elect to receive up to 50% of their bonus in restricted shares receive shares having a market value on the issue date equal to 125% of the elected amount. Officers who elect to receive more than 50% of their annual bonus in restricted shares receive shares having a market value on the issue date equal to 140% of the elected amount. The value of the restricted share grants shown under the column titled “Restricted Share Awards” includes these restricted shares issued instead of cash bonus and other performance-based restricted share awards. The following table shows, for each of 2003, 2002 and 2001 (a) the annual bonus that each of our named executive officers was entitled to, (b) the percentage of annual bonus that each named executive officer elected to receive in the form of restricted common shares instead of cash, (c) the portion of the annual bonus that each named executive officer received in cash, and (d) the value of restricted common shares received instead of cash. These restricted shares typically vest over three years, with 50% vesting on the first anniversary of the issue date and the remaining shares vesting in two equal installments on each of the second and third anniversaries of the issue date.

			Percentage
			Received as
		Bonus	Restricted	Amount	Value of Restricted
Name	Year	Amount	Shares	Paid in Cash	Shares

Thomas H Lowder	2003	$—	—	$—	$—
	2002	94,600	100%	—	132,440
	2001	275,000	100	—	385,000
C. Reynolds Thompson, III	2003	$—	—	$—	$—
	2002	83,800	72%	23,800	84,000
	2001	228,000	51	111,720	162,792
Charles A. McGehee	2003	$35,900	100%	$—	$50,260
	2002	29,500	100	—	41,299
	2001	104,500	100	—	146,300
Howard B. Nelson, Jr.	2003	$—	—	$—	$73,500
	2002	52,500	100%	—	73,500
	2001	149,000	100	—	208,600
Paul F. Earle	2003	$—	—	$—	$—
	2002	20,000	100%	—	78,010
	2001	157,153	100	—	220,015

In addition to the restricted shares that each of our named executive officers received instead of cash bonus, each of our named executive officers were awarded discretionary awards of restricted common shares in 2002 and 2001. The following table shows the number and value of these restricted shares awarded for each of 2003, 2002, and 2001 for each of our named executive officers. The 2002 restricted shares, granted in 2003, vest over three years in equal installments and the 2001 performance-based restricted shares, granted in 2002, vest in eight years but are subject to accelerated vesting based on our performance.

		Number of	Value of Restricted
Name	Year	Restricted Shares	Share Awards

Thomas H. Lowder	2003	—	$—
	2002	2,500	83,350
	2001	2,765	89,586
C. Reynolds Thompson, III	2003	—	$—
	2002	2,500	83,350
	2001	1,611	52,196
Charles A. McGehee	2003	—	$—
	2002	1,500	50,010
	2001	806	26,114
Howard B. Nelson, Jr.	2003	—	$—
	2002	750	25,005
	2001	1,199	38,848
Paul F. Earle	2003	—	$—
	2002	1,500	50,010
	2001	806	26,114

The number and value of the aggregate restricted share holdings of each of our named executive officers at December 31, 2003 were as follows:

	Number of	Value of Restricted
Name	Restricted Shares	Share Awards

Thomas H. Lowder	15,922	$630,511
C. Reynolds Thompson, III	8,927	353,509
Charles A. McGehee	5,710	226,116
Howard B. Nelson, Jr.	7,448	294,940
Paul F. Earle	6,702	265,399

Dividends are paid on restricted shares at the same rate paid to all other holders of common shares.

(2)	Other Compensation consists of our contributions to the 401(k) plan on behalf of each of our named executive officers, our payment of premiums for medical insurance and our payment of premiums for long-term care policies as shown in the table below.

				Long-term	Long-term
		401(k)	Medical	Care	Disability	MEDJET	Total All Other
Name	Year	Contribution	Insurance	Insurance	Insurance	Premium	Compensation

Thomas H. Lowder	2003	$6,000	$3,358	$1,098	$1,098	$390	$13,343
	2002	5,500	3,358	1,098	1,098	390	12,843
	2001	5,100	3,041	—	—	390	8,531
C. Reynolds Thompson, III	2003	$6,000	$3,358	$838	$838	$265	$11,903
	2002	5,500	3,358	838	838	265	11,403
	2001	5,100	3,041	—	—	265	8,406
Charles A. McGehee	2003	$6,000	$3,358	$1,184	$1,150	$265	$13,709
	2002	5,500	3,358	1,184	1,150	265	13,209
	2001	5,100	3,041	—	—	265	8,406
Howard B. Nelson, Jr.	2003	$6,000	$1,742	$1,151	$1,150	$265	$11,858
	2002	5,500	1,679	1,151	1,150	265	11,295
	2001	5,100	1,589	—	—	265	6,954
Paul F. Earle	2003	$6,000	$3,358	$953	$2,335	$265	$12,796
	2002	5,360	3,358	953	2,335	265	12,271
	2001	4,205	3,041	—	—	265	7,511

     The following table sets forth certain information relating to options to purchase common shares granted to our named executive officers during 2003.

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of Total
	Number of Securities	Options Granted	Exercise or
	Underlying Options	to Employees in	Base Price		Grant Date Present
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Expiration Date	Value ($)(2)

Thomas H. Lowder	75,500	16.1%	$33.34	1/17/2013	$241,600
C. Reynolds Thompson, III	44,700	9.5%	33.34	1/17/2013	143,040
Charles A. McGehee	22,326	4.8%	33.34	1/17/2013	71,443
Howard B. Nelson, Jr.	33,200	7.1%	33.34	1/17/2013	106,240
Paul F. Earle	22,326	4.8%	33.34	1/17/2013	71,443

(1)	All options granted in 2003 become exercisable in five equal annual installments beginning on the first anniversary of the date of grant and have a term of ten years. This table does not include options granted in 2004 based on 2003 performance.

(2)	The Black-Scholes option-pricing model was chosen to estimate the value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy of valuing options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value: an option term of 10 years, volatility of 16.16%, dividend yield at 7.10%, and risk free interest rate of 3.22%. The real value of the options to purchase common shares in this table depends upon the actual performance of our common shares, the option holder’s continued employment throughout the option period, and the date on which the options are exercised.

     The following table sets forth certain information concerning option exercises during 2003 and unexercised options held by our named executive officers at December 31, 2003:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares		Number of Securities Underlying
	Acquired on	Value	Unexercised Options at December 31,		Value of Unexercised In-the-Money
Name	Exercise(#)	Realized($)	2003 (#)		Options at December 31, 2003 ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas H. Lowder	—	$—	226,029	206,018	$2,400,319	$1,345,428
C. Reynolds Thompson, III	12,902	76,546	18,765	117,736	169,922	1,019,967
Charles A. McGehee	—	—	33,419	43,825	327,371	369,419
Howard B. Nelson, Jr.	—	—	36,930	86,956	381,850	746,856
Paul F. Earle	—	—	20,136	59,108	215,282	512,708

(1)	Based on the closing price of $39.60 per common share on December 31, 2003. An option is “in-the-money” if the fair market value of the common shares subject to the option exceeds the option exercise price.

Defined Benefit Plan

     We maintain a retirement plan for all of our employees hired before January 1, 2002. An employee became eligible to participate in the plan on January 1 or July 1 following the first anniversary of his or her employment or when the person reaches age 21, if later. Benefits are based upon the number of years of service (maximum 25 years) and the average of the participant’s earnings during the five highest years of compensation during the final 10 years of employment. Each participant accrues a benefit at a specified percentage of compensation up to the Social Security covered compensation level, and at a higher percentage of compensation above the Social Security covered compensation level. A participant receives credit for a year of service for every year in which 1,000 hours are completed in the employment.

     The following table reflects estimated annual benefits payable upon retirement under the retirement plan as a single life annuity commencing at age 65.

Pension Plan Table

	Years of Service

Remuneration	5	10	15	20	25

$100,000	$7,600	$15,200	$22,800	$30,400	$38,000
$125,000	$9,500	$19,000	$28,500	$38,000	$47,500
$150,000	$11,400	$22,800	$34,200	$45,600	$57,000
$200,000 or over	$15,200	$30,400	$45,600	$60,800	$76,000

     The benefits shown are limited by the current statutory limitations that restrict the amount of benefits that can be paid from a qualified retirement plan. The statutory limit on compensation that may be recognized in calculating benefits is $200,000 for 2003 in accordance with Section 401(a)(17) of the Internal Revenue Code. This limit is subject of cost-of living adjustments. The amounts shown in the table are not subject to any deduction from Social Security or other–offset amounts.

     Covered compensation under the plan includes the employees’ base salary and bonus, as shown in our Summary Compensation Table above. Thomas H. Lowder has 29 years of covered service under the plan, Howard B. Nelson, Jr. has 19 years of service, C. Reynolds Thompson, III has 7 years of service, Charles A. McGehee has 23 years of service, and Paul F. Earle has 12 years of service.

Employment Agreement

     Thomas H. Lowder, our president and chief executive officer, entered into an employment agreement with us in September 1993. This agreement provides for an initial term of three years, with automatic renewals for successive one-year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provides for annual compensation of at least $275,000 and incentive compensation on substantially the same terms as set forth in the description of the Annual Incentive Plan. See “Report on Executive Compensation – Annual Incentive Plan.” The agreement includes provisions restricting Mr. Lowder from competing with us during employment and, except in certain circumstances, for two years after termination of employment. In addition, in the event of disability or termination by us without cause or by the employee with cause, the agreement provides that we must pay Mr. Lowder the greater of (i) his base compensation and benefits for the remainder of the employment term or (ii) six months’ base compensation and benefits

     None of our other named executive officers, or any of our other executive officers, has an employment agreement with us.

Retirement Agreement

     Effective March 1, 2004, Howard B. Nelson, Jr. retired as the chief financial officer of the Company. He entered into a retirement agreement with us in December 2003. This agreement includes payment of $1,080,972 payable upon retirement. Mr. Nelson has agreed to serve as a consultant to the company for a term of three years for $90,000 per year. Also, upon retirement Mr. Nelson had 59,220 outstanding options and 4,432 restricted shares that vested pursuant to our Employee Stock Option and Restricted Share Plan.

PERFORMANCE GRAPH

     The graph set forth below compares the yearly change in our cumulative total shareholder return on our common shares from December 31, 1998 through December 31, 2003, to the cumulative total return of the Standard and Poor’s 500 Stock Index and the National Association of Real Estate Investment Trusts Equity Index for the same period. The performance graph assumes an investment of $100 in our common shares and each index on December 31, 1998 and assumes reinvestment of all dividends. The performance shown in the graph is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return
Colonial Properties Trust, S&P 500 Index and NAREIT Equity Index
December 31, 1998-December 31, 2003

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this proxy statement, in whole or in part, the foregoing audit committee report and performance graph and the following report on executive compensation shall not be incorporated by reference into any such filings.

REPORT ON EXECUTIVE COMPENSATION

     This report outlines how the executive compensation committee of the board of trustees determined 2003 compensation levels for our executive officers, including our named executive officers. In 2003 the executive compensation committee was composed entirely of non-employee trustees, but Mr. J. Lowder, who is a member of the executive compensation committee, is the brother of Mr. T. Lowder, our chairman of the board, president and chief executive officer. The executive compensation committee is responsible for all aspects of our officer compensation programs and some aspects of non-officer compensation, and works closely with the entire board of trustees in the execution of its duties. The executive compensation committee is responsible for granting awards of options and restricted shares under our Employee Share Option and Restricted Share Plan.

Executive Compensation Policy and Philosophy

     Our executive compensation programs are based on the following guiding principles:

•	Pay-for-Performance — We place considerable emphasis on incentive compensation programs that reward executives for achieving specific operating and financial objectives, including total shareholder returns and annual growth in funds from operations (“FFO”) per share. These incentive programs focus on both annual and long-term performance.

•	Pay Competitiveness — We believe that we must offer competitive total compensation to attract, motivate and retain executive talent. Our philosophy is to provide total compensation, including base salary, annual incentives and long-term incentives, in the upper quartile of the prevailing market practices of our industry peers in years of solid performance. Actual compensation levels, however, will vary in competitiveness from year to year depending on corporate, business unit and individual performance.

We determine competitive levels of compensation using published compensation surveys, information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class and market capitalization. These companies include some of those used in the peer group index that appears in our total shareholder return graph. The published survey data and consultant data reflect real estate investment trust organizations with assets comparable to ours.

•	Executive Share Ownership — We believe that a significant portion of each executive’s compensation and wealth accumulation opportunities should be tied to our financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options and performance-accelerated restricted shares so that a significant portion of executive compensation is provided in the form of share-based compensation. We also implemented an Executive Unit Purchase Plan in January 2000, pursuant to which our executive officers, other employees and trustees can purchase units of limited partnership interests of our operating partnership to encourage them to maintain an equity interest in us.

Base Salary Program

     Our objective is to provide total compensation to our officers at or above the upper quartile of the competitive market set by our industry peers in years when we and our officers each achieve superior results. To achieve this objective, the executive compensation committee sets base salary ranges for our officers around the median salaries being paid by our industry peers. The executive compensation committee will recognize and reward superior performance through its annual incentive plan (as described below) and not through salary increases. Salaries for executives are reviewed annually and take into account a variety of factors, including individual performance and general levels of market salary increases. Once an employee’s salary reaches the marketplace median, only an employee with higher levels of sustained performance over time or one assuming greater responsibilities will receive upward adjustments other than with market movements.

Annual Incentive Plan

     Our annual incentive plan is designed to reward and motivate key employees based on the Company’s and the individual’s performance and to give plan participants competitive cash compensation opportunities. As a pay-for-performance element of compensation, incentive awards are paid annually based on the achievement of performance objectives for the most recently completed fiscal year. To be consistent with our pay-for-performance philosophy, the executive compensation committee used two key performance indicators as its primary performance targets for the named executive officers in 2003: (1) total shareholder return and (2) 2003 growth in FFO per share. The executive compensation committee also attempted to provide our executive officers with individualized performance incentives based on areas within the executives’ individual influence and control, such as the performance of their divisions as measured against objective performance indicators.

     The amounts potentially payable to executive officers pursuant to the annual incentive plan remained consistent with their 2002 levels, with some executive officers being eligible to earn incentive compensation of up to 125% of base salary. The 2003 amounts paid to executive officers pursuant to the annual incentive plan were determined based on the individual executive’s contribution to our total shareholder return and 2003 growth in FFO per share, and the performance of the business unit in which the executive was employed. The amounts actually paid were determined based on whether the executive’s performance met the “threshold,” “target” or “maximum” level for each performance indicator. The “threshold” level is the minimum level of performance that will give rise to an annual incentive. “Target” performance is the upper quartile expected level, and “maximum” refers to superior performance.

     In addition, to further align the interests of our employees with the interests of shareholders and to encourage employees to take a long-term view of our performance, executives may elect to receive all or a portion of their annual incentive awards in restricted shares. We have provided an incentive for our executives to take their annual incentives in restricted shares by offering executives restricted shares having a value of up to 40% more than the amount of the cash bonus that they elect to invest in restricted shares. Restricted shares received in lieu of a cash bonus vest over a two- or three-year period, depending upon the percentage of the bonus the executive elects to invest in restricted shares, and are forfeited if either the executive is terminated for cause or the executive terminates service with us voluntarily, without good reason, prior to vesting.

Long-Term Incentive Compensation

     We believe that our executives should have an ongoing stake in the success of the business and that key employees should have a considerable portion of their total compensation paid in the form of common shares, since share-related compensation is directly tied to shareholder value. Furthermore, we recognize that for our executive officers and senior management, the economic success of many projects, and the total compensation to the officers and managers operating them, should be evaluated over a multi-year time horizon.

     In 2003, we granted long-term incentives in the form of both share options and time-vested restricted shares. We currently rely on share options and restricted share awards in establishing long-term incentives for our executive officers and senior management.

     Consistent with the executive compensation committee’s determination to award options based largely on the achievement of pre-established performance targets, so that eligible recipients of options would have an incentive to help us achieve those targets, the executive compensation committee awarded a total of 469,592 share options to plan participants during 2003 (based largely on 2002 performance) and anticipates that it will grant options in future years as well. The size of option grants generally depend on the individual grantee’s position with us and our performance based on pre-established criteria. The target objectives were not met, so no grants made were made in 2004 based on 2003 performance.

     Time-vested restricted share grants are fully at risk based on the continued employment of the officer. This means the restricted shares granted may be earned by the officers, (i.e., become vested) if the officer remains employed with us for the vesting period. The time-vested restricted share grants vest in equal installments over three years from the date of grant. During 2004, no time-vested restricted shares were granted to our executive officers based on 2003 performance.

2003 Chief Executive Officer Compensation

     The executive compensation committee considers several factors in developing an executive compensation package. For the chief executive officer, these include competitive market pay practices, individual performance level, experience, achievement of strategic goals and, most of all, our financial success. Specific actions taken by the executive compensation committee regarding the CEO’s compensation in 2003 are summarized below.

     Base Salary. The executive compensation committee increased Mr. Lowder’s annual salary to $400,000 in January of 2003. The executive compensation committee seeks to assure that Mr. Lowder’s base salary, together with his incentive compensation participation levels, provides a competitive overall package.

     Annual Incentive. The executive compensation committee made the amount of Mr. Lowder’s annual incentive contingent upon our performance, as measured by our two key performance indicators, total shareholder return and 2003 FFO growth per share. Mr. Lowder did not receive an annual incentive award for 2003.

     Long-Term Incentive. To increase his variable pay levels in support of our compensation philosophy, Mr. Lowder is included in the current long-term incentive plan, which provides primarily for grants of share options. Mr. Lowder was not granted any options in 2004 based on 2003 performance.

     $1 Million Pay Deductibility Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. Certain “performance-based compensation” is excluded from this $1 million cap. Our share option and restricted share plan has been structured in such a way that the executive compensation committee expects options granted under the plan to be treated as performance-based compensation which may be excluded from the deductibility limit. At this time, none of our executive officers’ compensation subject to the deductibility limits exceeds $1 million. Accordingly, in the executive compensation committee’s view, we are not likely to be affected by the non-deductibility rules in the near future.

THE EXECUTIVE COMPENSATION COMMITTEE,

Claude B. Nielsen
M. Miller Gorrie
William M. Johnson
James K. Lowder
Herbert A. Meisler

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The executive compensation committee was comprised of Messrs. Claude B. Nielsen, M. Miller Gorrie, William M. Johnson, James K. Lowder and Herbert A. Meisler during 2003. None of these five members was our employee during 2003. In addition, no interlocking relationship existed between these members and any member of any other company’s board of directors, board of trustees or compensation committee during that period.

     However, Mr. J. Lowder is the brother of Mr. T. Lowder, our chairman of the board, president and chief executive officer. As described below, Messrs. Gorrie and J. Lowder, who were members of the executive compensation committee, own interests in certain entities that engaged in transactions with us during 2003. These transactions were approved by a majority of our independent trustees.

     Brasfield & Gorrie General Contractors, Inc. (“B&G”), a corporation of which Mr. Gorrie is a shareholder and chairman of the board, was engaged to serve as construction manager for five office and retail development projects during 2003. We paid B&G a total of $30.2 million during 2003, of which $26.9 million was then paid to unaffiliated subcontractors. We had no outstanding construction invoices or retainage payable to B&G at December 31, 2003.

     We leased space to certain entities in which Mr. T. Lowder and Mr. J. Lowder, have an interest and received market rent from these entities of approximately $1.0 million, and management and leasing services fees of approximately $0.2 million, during 2003. We leased space to certain entities in which Mr. Gorrie has an interest and received market rent for these entities of approximately $0.1 million, during 2003.

     Colonial Insurance Agency, a corporation indirectly owned by Messrs. J. Lowder and T. Lowder and their family members, has provided insurance brokerage services for us. The aggregate amount we paid to Colonial Insurance Agency for these services during 2003 was $4.4 million. Of this amount, $4.2 million was then paid to unaffiliated insurance carriers for insurance premiums during 2003.

     Mr. J. Lowder and Mr. Gorrie resigned from the executive compensation committee effective January 23, 2004, and John W. Spiegel was appointed to the executive compensation committee on January 24, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 2003, we engaged in certain transactions with entities in which some of our trustees and executive officers had a financial interest. All but one of these transactions involved members of the executive compensation committee and are described above under the caption “Compensation Committee Interlocks and Insider Participation.” The additional transaction was approved by a majority of our independent trustees and is described below.

     In 2002, one of our subsidiaries acquired a 20% interest in three aircraft from NRH Enterprises, LLC (“NRH”), an entity in which Harold Ripps, one of our trustees, owns a 27% interest, for approximately $1.4 million. Additionally, the subsidiary entered into a joint ownership agreement with the other owners of the aircraft, including NRH, under which the subsidiary pays NRH, as agent for all of the owners of the aircraft, a monthly fee of $10,000, plus $1,400 per hour of our flight time to cover the operating expenses of the aircraft. Further, the subsidiary entered into an aircraft services agreement with MEDJET Assistance, LLC (“MEDJET”), an entity in which Mr. Ripps owns a 40% interest. Under this agreement, the subsidiary is obligated to pay a monthly fee of $5,000 to MEDJET for managing the use, maintenance, storage, and supervision of the aircraft. NRH pays this $5,000 to MEDJET, on behalf of the subsidiary, from the $10,000 monthly fee referred to above. During 2003, the subsidiary paid approximately $319,000 to NRH for usage and service of the aircraft under the above agreements.

VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of February 17, 2004, the record date for our annual meeting, information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, by:

(1)	each person known by us to be the beneficial owner of more than five percent of our outstanding common shares,

(2)	each trustee and each named executive officer, and

(3)	our trustees, our named executive officers and other executive officers as a group.

     Unless otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to “units” are to units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership. Units owned by a person named in the table are included in the “Number of Common Shares” column because Units are redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. Because of limitations on ownership of common shares imposed by our Declaration of Trust, neither Mr. T. Lowder nor Mr. J. Lowder nor Mr. Ripps could in fact redeem all of his units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

Percent of
Number of	Percent of	Common
Name and Business Address	Common	Common	Shares
of Beneficial Owner	Shares	Shares (1)	and Units(2)

Thomas H. Lowder	3,535,610	(3)	11.8%	9.5%
James K. Lowder	2,266,581	(4)	7.9%	6.1%
2000 Interstate Parkway Suite 400 Montgomery, Alabama 36104
Cohen and Steers 757 Third Avenue New York, NY	2,599,500	(5)	9.7%	7.0%
Deutsche Bank	1,427,980	(6)	5.3%	3.8%
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic
Carl F. Bailey	80,788	(7)	*	*
M. Miller Gorrie	560,683	(8)	2.1%	1.5%
William M. Johnson	1,004,034	(9)	3.7%	2.7%
Herbert A. Meisler	664,181	(10)	2.4%	1.8%
Claude B. Nielsen	53,512	(11)	*	*
Harold W. Ripps	2,022,103	(12)	7.1%	5.4%
Donald T. Senterfitt	38,306	(13)	*	*
John W. Spiegel	1,000	(14)	*	*
C. Reynolds Thompson, III	97,472	(15)	*	*
Howard B. Nelson, Jr.	50,422	(16)	*	*
Charles A. McGehee	57,556	(17)	*	*
Paul F. Earle	35,611	(17)	*	*
All executive officers and trustees as a group (20 persons)	10,732,421	(18)	29.9%	(19)	23.5	%(20)

*	Less than 1%

(1)	For purposes of this calculation, the number of common shares deemed outstanding includes 26,740,590 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of Units or upon the exercise of options exercisable within 60 days.

(2)	For purposes of this calculation, the number of common shares and Units deemed outstanding includes 26,740,590 common shares currently outstanding, 10,361,034 Units currently outstanding (excluding Units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days.

(3)	The total includes 112,477 shares owned by Thomas Lowder, 175,296 shares owned by Colonial Commercial Investments, Inc. (“CCI”), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture (“EPJV”), a general partnership of which Thomas, James and Robert Lowder are the sole general partners, 16,061 shares owned pursuant to the Company’s 401(k) plan, 5,800 shares and 71,500 shares subject to options exercisable within 60 days held in trust for the benefit of Thomas Lowder’s children and 154,529 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by Thomas Lowder, 89,285 Units owned by Thomas Lowder Investments, LLC, 1,369,396

Units owned by CCI, 1,012,976 Units owned by EPJV, in which T. Lowder has sole voting control, and 195 Units held in trust for the benefit of Thomas Lowder’s children. Shares and Units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder.

(4)	The total includes 81,825 shares owned by James Lowder, 175,296 shares owned by CCI, 19,200 shares owned by James Lowder as custodian for his children, 34,863 shares owned pursuant to the Company’s 401(k) plan, and 30,000 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by James Lowder, 89,285 Units owned by James Lowder Investments, LLC, 1,369,396 Units owned by CCI and 195 Units held in trust for the benefit of James K. Lowder’s children.

(5)	Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of November 4, 2003.

(6)	Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of February 6, 2004.

(7)	Includes 32,193 shares owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey’s spouse, 30,000 shares subject to options exercisable within 60 days and 17,595 Units.

(8)	Includes 45,218 shares owed by Mr. Gorrie, 210,417 shares owned by Brasfield & Gorrie, LLC, controlled by Mr. Gorrie, 8,525 shares held in trust for Mr. Gorrie’s brother and 30,000 shares subject to options exercisable within 60 days. Also includes 157,140 Units owned by MJE, LLC., and 109,383 Units owned by Mr. Gorrie.

(9)	Includes 136,273 shares owned by Mr. Johnson and 12,706 shares owned by Mr. Johnson’s spouse. Also includes 502,881 Units owned by Mr. Johnson, 74,505 Units owned by William M. Johnson Investments I, LLP, an entity controlled by Mr. Johnson. Also included are 117,669 shares held by Faith Ventures Foundation, Inc.; and 60,000 Units held in the William M. Johnson and Phyllis B. Johnson Foundation, Inc.; and 100,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc. Mr. Johnson does not have any options that are exercisable within 60 days.

(10)	Includes 21,147 shares owned by Mr. Meisler, 24,000 shares subject to options exercisable within 60 days, 471,872 Units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 72,657 Units directly owned by Mr. Meisler.

(11)	Includes 6,147 shares owned by Mr. Nielsen, 35,000 shares subject to options exercisable within 60 days and 5,865 Units. Also includes 6,500 shares owned by Mr. Nielsen as custodian for his children.

(12)	Includes 44,795 shares owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 1,333 shares subject to options exercisable within 60 days and 1,925,975 Units.

(13)	Includes 1,147 shares owned by Mr. Senterfitt, 35,000 shares subject to options exercisable within 60 days and 2,159 Units.

(14)	Includes 1,000 shares owned by Mr. Spiegel. Mr. Spiegel has no options exercisable within 60 days.

(15)	Includes 11,110 shares owned by Mr. Thompson, 67,948 shares subject to options exercisable within 60 days, and 819 shares owned pursuant to the Company’s 401(k) plan. Also includes 17,595 Units.

(16)	Includes 15,870 shares owned by Mr. Nelson and 8,673 shares owned pursuant to the Company’s 401(k) plan. Also includes 17,595 Units.

(17)	Includes for Messrs. McGehee and Earle, respectively, 25,560, and 12,759 shares directly owned. Mr. McGehee has 17,595 Units directly, 1,035 shares owned pursuant to the Company’s 401(k) plan and no options exercisable in 60 days. Mr. Earle has 17,595 Units directly, 5,257 shares owned pursuant to the Company’s 401(k) plan and 44,424 shares subject to options exercisable in 60 days.

(18)	Includes 1,614,919 common shares, 8,473,202 Units and 644,300 common shares subject to options exercisable within 60 days. Shares and Units held by CCI and EPJV have been counted only once for this purpose.

(19)	For the purpose of this calculation, the number of common shares deemed outstanding includes 26,740,590 common shares outstanding as of February 17, 2004, 10,361,034 Units reported as beneficially owned by the executives and trustees, and 644,300 common shares subject to options exercisable within 60 days.

(20)	For purposes of this calculation, the number of common shares and Units deemed outstanding is described in note 2 to this table and includes 644,300 common shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common shares and units. During 2003, late filings consisted of one Form 4 each for the acquisition of shares through the Non-Employee Trustee Share Plan for Carl F. Bailey, M. Miller Gorrie, James K. Lowder and Harold W. Ripps. Also, Mr. Hughey was late in filing one Form 4 to report an acquisition of shares from the Company’s incentive plan.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2005 annual meeting must be received by us prior to November 22, 2004 to be considered for inclusion in our proxy material for the 2005 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 21, 2005 and no later than February 20, 2005, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the Securities and Exchange Commission and may be obtained from us upon request.

     Pursuant to SEC rules, if a shareholder notifies the Company after February 5, 2005 of an intent to present a proposal at the 2005 annual meeting of shareholders and the proposal is voted upon at the 2005 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2005 annual meeting.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     Under our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum. Trustees will be elected by a plurality of all votes cast at the meeting. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the meeting. Accordingly, abstentions will have no effect on the outcome of these proposals. The proposal to amend our Declaration of Trust requires the affirmative vote of a majority of all shares outstanding and entitled to vote. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the proposal.

     We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

     Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Trustees

John P. Rigrish
Chief Administrative Officer and
Assistant Secretary

March 22, 2004

APPENDIX A

Executive Compensation Committee Charter

Purpose

The Executive Compensation Committee (the “Committee”) of the Board of trustees (the “Board”) of Colonial Properties Trust (the “Company”) shall discharge the Board’s responsibilities relating to compensation of the Company’s executives, and administer and implement the Company’s incentive-compensation plans and equity-based plans. The Committee also shall be responsible for preparing an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement in accordance with applicable rules and regulations.

Committee Membership

The Committee shall consist of no fewer than three members of the Board. Members of the Committee shall be appointed by the Board upon the recommendation of the Corporate Governance Committee of the Board and may be removed by the Board. All members of the Committee shall meet the independence requirements of the New York Stock Exchange and any other legal requirements relevant to the proper administration of the Company’s compensation plans and programs, including requirements under the federal securities laws and the Internal Revenue Code of 1986, as amended.

Committee Powers, Authority, Duties and Responsibilities

1.	The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officers’ compensation and shall have the sole authority to approve the consultant’s fees and other retention terms. The Committee also shall have authority to obtain advice and assistance from internal or outside legal, accounting or other advisors it determines necessary to carry out its duties.

2.	The Committee shall annually review and approve corporate goals and objectives relevant to compensation of the Company’s chief executive officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, and have the sole authority to determine the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years and such other matters as it deems relevant.

3.	The Committee shall annually review and approve, for all other executive officers of the Company, (a) the annual base salary amount, (b) the annual bonus payment, as calculated in accordance with each such executive’s employment agreement, (c) any long-term incentive compensation, (d) any amendments to such executive’s employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, in each case as, when and if deemed necessary or advisable, and (e) any perquisites, special or supplemental benefits, all in accordance with applicable law, rules and regulations, and to the extent appropriate or necessary to comply with any federal securities or tax law requirements, such as Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Internal Revenue Code of 1986, as amended. To the extent such compensation is set forth in employment agreements, such employment agreements shall be subject to the review and approval of the Committee.

4.	The Committee shall administer and implement the Company’s incentive compensation plans and equity-based plans, including, but not limited to, (a) approving option grants and restricted unit or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Committee deems necessary or advisable.

5.	The Committee shall annually assess the desirability of proposing and make recommendations to the Board with respect to any new incentive-compensation plans and equity-based plans and any increase in shares reserved for issuance under existing plans.

6.	The Committee shall prepare a report on executive compensation for inclusion in the Company’s annual meeting proxy statement in accordance with applicable rules and regulations.

7.	The Committee may delegate its authority to any subcommittee as the Committee deems appropriate; provided that any such subcommittee shall report any actions taken by it to the whole Committee at its next regularly scheduled meeting.

8.	The Board shall appoint one member of the Committee as the Chairman. The Chairman shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Committee to the Board at its next regularly scheduled meeting following the meeting of the Committee.

9.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

10.	The Committee shall annually review its own performance as compared to the requirements of this Charter.

11.	The Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

Adopted by the Board of trustees on January 24, 2004.

APPENDIX B

Second Amended and Restated
Audit Committee Charter

I.	Mission Statement

The Audit Committee shall represent the Board of trustees in seeking to ensure that Colonial Properties Trust maintains, for itself and its subsidiaries, effective systems of internal operational controls and effective policies and procedures to ensure the integrity of financial reporting.

II.	Goals

The purposes of the Audit Committee are (i) to assist the Board of trustees in oversight of the integrity of the Company’s financial statements, (ii) to oversee and monitor the internal and external audit functions of the Company, (iii) to facilitate the Company’s development and maintenance of adequate internal, financial and audit procedures, (iv) to assist the Board of trustees in oversight of the Company’s compliance with legal and regulatory requirements, (v) to prepare an audit committee report as required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement and (vi) to oversee and monitor the independent accountant’s qualifications and independence. The Audit Committee shall also serve as a Qualified Legal Compliance Committee (“QLCC”) under Part 205 of the rules of the Commission (the “Part 205 Rules”). Colonial Properties Trust will maintain an Internal Audit Department to perform the duties required by the Internal Audit Charter.

III.	Membership

The Audit Committee shall be a standing committee of the Board of trustees having at least three members, all of whom shall be independent under New York Stock Exchange listing standards applicable to audit committees and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the Audit Committee shall be financially literate, as required under New York Stock Exchange listing standards. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise, as required under New York Stock Exchange listing standards. Finally, at least one member shall be an audit committee financial expert under Regulation S-K, Item 401(h) of the Commission’s regulations. The membership of the Audit Committee shall be determined by resolution of the full Board of trustees.

The Audit Committee shall have a chairman, who shall be designated by resolution of the full Board of trustees. All members of the Audit Committee shall serve at the pleasure of the Board of trustees, and their duties and responsibilities as members of the Audit Committee shall be in addition to their duties as members of the Board of trustees.

If a member of the Audit Committee simultaneously serves or, upon appointment, would simultaneously serve on the audit committee of more than three public companies, continued service or appointment is contingent on a determination by the Board of trustees that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

IV.	Responsibilities

The primary function of the Audit Committee is to assist the Board of trustees in fulfilling its oversight responsibilities by reviewing the financial information provided to the shareholders and others, the systems of internal controls, which management and the Board of trustees have established, and the audit process.

In meeting its responsibilities, the Audit Committee shall (and shall have authority to):

1.	Appoint, compensate, retain and oversee the work of the independent accountants, who shall report directly to the Audit Committee.

2.	Review and concur in the appointment, replacement, reassignment, or dismissal of the internal auditor.

3.	Inquire of management, the internal auditor and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company, and review and discuss with management the Company’s policies with respect to risk assessment and risk management.

4.	Consider and review:

a.	The adequacy of the Company’s internal controls, including computerized information system controls and security, and any special audit steps adopted in light of material control deficiencies.

b.	Any related significant findings and recommendations of the independent accountants and internal auditor, together with management’s responses thereto.

c.	The independence of the internal and external audit functions.

d.	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

e.	Analyses prepared by management and/or the independent accountants setting forth the significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

f.	The effect of regulatory and accounting initiatives, and off-sheet balance structures, on the financial statements of the Company.

5.	Review and discuss with management and the independent accountants the Company’s annual financial statements, quarterly financial statements, related footnotes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the independent accountants’ audit and report on the financial statements, and any significant changes required in the audit plan or other matters related to the conduct of the audit. In this regard, the Committee shall review and discuss with management and the independent accountants the independent accountants’ judgment as to the quality of the Company’s accounting principles.

6.	Review and discuss with management and the internal auditor the Internal Audit Charter, the planned scope of audit work, any restrictions regarding the scope of audit work, and the internal audit staffing.

7.	Review and discuss with management and the independent accountants the Company’s SEC filings and interim financial reports, the type and presentation of information to be included in earning releases and other published documents containing the Company’s financial information (including any use of “pro forma” or “adjusted” non-GAAP information), and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

8.	Review and discuss with management and the independent accountants the financial information and earnings guidance provided by the Company to analysts and rating agencies.

9.	Review legal and regulatory matters brought forward by management that may have a material impact on the financial statements or related Company compliance policies and programs, including reports received from regulators.

10.	Meet with the internal auditor, the independent accountants, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee. Management shall establish no barriers to open communication between the Committee and the auditors.

11.	Report on a regular basis Committee actions to the Board of trustees with such recommendations as the Committee may deem appropriate.

12.	Recommend to the Board of trustees whether the financial statements should be included in the Company’s annual report on Form 10-K.

13.	Review and discuss with management and the independent accountants any transactions with parties related to the Company on terms that differ from those that would likely be negotiated with independent parties, if material and relevant to an understanding of the Company’s financial statements.

14.	Review and discuss with management and the independent accountants the accounting policies that may be viewed as critical, including any significant estimates, assumptions or judgments involved in the application of those policies in the preparation of the Company’s financial statements.

15.	Obtain and review, at least annually, a report by the independent accountants describing (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent accountants, or any inquiry or investigation by any governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues, and (c) (to assess the accountants’ independence) all relationships between the independent accountants and the Company.

16.	Review with the independent accountants any audit problem or difficulties and management’s response, including any restrictions on the scope of the independent accountant’s activities or on access to requested information and any significant disagreements with management.

17.	Approve each engagement of independent accountants for audit or permitted non-audit services, including all fees and other terms of each engagement, except for engagements entered into pursuant to pre-approval policies and procedures in accordance with the Commission’s regulations.

18.	Establish clear hiring policies for employees or former employees of the independent accountants.

19.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20.	Prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

With respect to its QLCC responsibilities, the Audit Committee shall (and shall have authority to):

21.	Adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under the Part 205 Rules.

22.	Inform the Company’s chief legal officer and chief executive officer (or the equivalents thereof) of any report of evidence of a material violation, as defined in the Part 205 Rules (except when it would be futile to do so under the Part 205 Rules).

23.	Determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents and, if it determines an investigation is necessary or appropriate, to:

a.	Notify the Board of trustees;

b.	Initiate an investigation, which may be conducted either by the chief legal officer (or the equivalent thereof) or by outside attorneys; and

c.	Retain such additional expert personnel as the Audit Committee deems necessary.

24.	At the conclusion of any such investigation, to:

a.	Recommend, by majority vote, that the Company implement an appropriate response to evidence of a material violation; and

b.	Inform the chief legal officer and the chief executive officer (or equivalents thereof) and the Board of trustees of the results of any such investigation under this authorization and the appropriate remedial measures to be adopted.

25.	Acting by majority vote, to take all other appropriate action, including the authority to notify the Commission in the event that the Company fails in any material respect to implement an appropriate response that the Audit Committee has recommended the Company to take.

V.	Authority and Funding

The Audit Committee may request any officer or employee of the Company or the Company’s internal and outside legal counsel or independent accountants to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee. The Audit Committee shall have direct access to management, internal staff, the independent accountants and the Company’s internal and outside legal counsel, both at meetings and otherwise.

The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of trustees, for payment of: (i) compensation to the independent accountants retained by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any independent counsel or advisors employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

VI.	Charter and Committee Review

The Audit Committee shall review this charter annually and update this charter to the extent the Audit Committee determines it to be necessary or advisable. The Audit Committee shall also annually evaluate the performance of the Audit Committee.

APPENDIX C

Governance Committee Charter

I. Membership and Meetings

     The Governance Committee (the “Committee”) of the Board of trustees (the “Board”) of Colonial Properties Trust (the “Company”) shall consist of no fewer than three members of the Board, all of whom shall meet the independence requirements of the New York Stock Exchange and shall also meet the New York Stock Exchange standards of independence for members of the audit committee. It is considered desirable, but not essential, that the chairpersons of the audit and the compensation committees be members of the Committee.

     The members of the Committee and its chairperson shall be appointed by the Board on the recommendation of the Committee. Committee members may be removed only by majority vote of the independent members of the Board then in office.

     The Committee shall meet at least four times annually, usually in conjunction with the quarterly meetings of the Board. The Committee shall meet at other times upon call of its chairman or the call of any two members of the Committee. The Committee may from time to time appoint a secretary, who need not be a member of the Board.

II. Purpose

     The Committee is appointed by the Board to fill the role and assume the responsibilities of the Nominating/Corporate Governance Committee prescribed by the listing standards of the New York Stock Exchange and in connection therewith (1) to identify individuals qualified to become Board members, and recommend to the Board the trustee nominees for the next annual meeting of shareholders; (2) to assume a leadership role in shaping corporate governance policies and practices and exercise general oversight with respect to corporate governance; (3) to develop and recommend to the Board a set of corporate governance principles applicable to the Company; (4) to lead the Board in its annual review of the Board’s performance; (5) to recommend to the Board trustee nominees for each Board committee; and (6) to assume the responsibilities and exercise the powers, authorities, and duties set forth in this Charter as it may be amended from time to time.

III. Powers, Authorities, Duties and Responsibilities

     A.     Charter Review

1.	The Committee shall review and reassess the adequacy of this charter annually, or more frequently as appropriate, and recommend any proposed changes to the Board for approval.

2.	The Committee shall cause this charter and any amendments to be publicly disclosed at a minimum at such times and in the manner as may be required by the Securities and Exchange Commission (the “SEC”) or the New York Stock Exchange.

     B.     Corporate Governance Policies

1.	The Committee shall create and at least annually shall review and reassess the adequacy of the corporate governance principles and policies, including Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Document Retention and Destruction Policy, and recommend any proposed changes to the Board for approval.

2.	The Committee shall from time to time recommend to the Board policies to enhance the Board’s effectiveness, including the size and composition of the Board, the frequency, structure of and procedures for Board meetings, the frequency of and procedures for meetings for the non-management members of the Board, and the creation and termination of standing and ad hoc committees.

3.	The Committee shall consider any other corporate governance issues that arise from time to time, including requests for waivers from the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Document Retention and Destruction Policy, and develop appropriate recommendations for the Board.

4.	The Committee shall review at least annually the Company’s succession plans for its CEO and other executive officers and make recommendations to the Board regarding such plans.

     C.     Board Membership

1.	The Committee shall establish criteria for the selection of new members of the Board, evaluate the qualifications of potential candidates for Board membership, including any nominees submitted by shareholders under and in accordance with the provisions of the Company’s bylaws, and recommend to the Board the nominees for election at the next annual meeting or any special meeting of shareholders and any person to fill a Board vacancy or a newly created trusteeship resulting from any increase in the authorized number of trustees.

2.	The Committee shall have the sole authority to retain and terminate any search firm to be used to identify trustee candidates, including the sole authority to approve the search firm’s fees and other retention terms.

3.	The Committee shall oversee the establishment and implementation of orientation and training programs for all newly elected trustees, and any ongoing training for Board members.

4.	The Committee shall develop and recommend to the Board standards for determining trustee independence and other qualifications consistent with the requirements of the New York Stock Exchange and other legal or regulatory requirements and review and assess these standards on a periodic ongoing basis.

     D.     Committee Memberships

1.	The Committee shall at least annually evaluate the qualifications of Board members for service on particular committees and recommend to the Board trustee nominees for each Board committee and the chairperson thereof, taking into account listing standards of the New York Stock Exchange and applicable rules and regulations, including, with respect to the Compensation Committee, whether Compensation Committee members meet the definition of (a) “non-employee director” within the meaning of the rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (b) “outside director” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended.

2.	The Committee shall also advise the Board on removal of any members of Board committees.

3.	Recommend to the Board such changes to the Board’s committee structure, committee operations (including authority to delegate to subcommittees) and committee reporting processes, as it deems advisable.

     E.     Evaluation of the Board and Committees

1.	Annually and more frequently as may be necessary, the Committee shall receive comments from all trustees on an assessment of the performance of the Board as a whole, and of each Board committee as a whole, and shall report to and discuss with the Board the results thereof.

2.	Annually or more frequently as may be necessary, the Committee shall receive comments from all members of the Board on an assessment on the performance of each individual trustee, and the Committee shall develop and implement a procedure through an independent third party or organization for the appropriate utilization of the results thereof.

3.	Not less frequently than annually, the Committee shall review and assess its own performance.

     F.     Board and Committee Compensation

1.	Annually or more frequently as may be deemed appropriate, the Committee shall recommend to the Board compensation for those trustees who are not also salaried officers of the Company and for members and chairpersons of Board committees.

     G.     General

1.	The Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

2.	The Committee shall report to the Board on the Committee’s activities at the next regular meeting of the Board following the meeting of the Committee, accompanied by any recommendations to the Board.

3.	The Committee shall have the authority to obtain advice and assistance from internal or outside legal, accounting or other advisors or assistants and to approve the compensation thereof and other retention terms.

4.	The Committee shall have such other authorities and responsibilities as may be assigned to it from time to time by the Board.

5.	In performing their responsibilities, Committee members shall be entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

(a)	One or more officers or employees of the Company whom the Committee member reasonably believes to be reliable and competent in the matters presented.

(b)	Counsel, independent auditors, or other persons as to matters which the committee member reasonably believes to be within the professional or expert competence of such person.

(c)	Another committee of the Board as to matters of its designated authority, which committee the Committee member reasonably believes merits confidence.

Adopted by the Board of trustees on April 24, 2003.

APPENDIX D

Corporate Governance Guidelines

     The following principles have been approved by the Board of trustees of Colonial Properties Trust (the “Company”) and, along with the charters of the Board committees, provide the framework for the governance of the Company. The Company’s business is conducted by its employees, managers and officers, under the direction of the Chief Executive Officer (CEO) and the oversight of the Board of trustees. The Board of trustees is elected to oversee the management and to assure that the interests of the shareholders are being served. Both the Board and management recognize that the interests of shareholders are advanced by considering the interests of other stakeholders and interested parties including employees, customers, suppliers, the communities within which the Company operates and the public at large.

A. Board Functions and Responsibilities

     The primary functions of the Board are to direct the management of the business and affairs of the Company and otherwise perform the duties and responsibilities assigned to the Board by applicable laws and the Company’s Declaration of Trust and Bylaws. In its scheduled meetings the Board will review and discuss reports by management on the performance of the Company, its plans and prospects as well as immediate issues facing the Company. Trustees are expected to attend all scheduled meetings and committee meetings. In addition to its general oversight of management, the Board also performs a number of specific functions, including:

•	Selecting, evaluating and compensating the CEO

•	Overseeing the CEO and senior management succession planning;

•	Providing counsel and oversight on the selection, evaluation, development and compensation of senior management;

•	Developing, reviewing and monitoring implementation of the Company’s strategic plans and annual operating plans;

•	Reviewing, assessment of, and advising management with respect to, significant risks and issues facing the Company and reviewing options for the mitigation of such risks;

•	Reviewing, approving and monitoring significant financial corporate actions and major transactions;

•	Ensuring processes are in place for maintaining the integrity of the Company – the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

B. Trustee Selection, Qualifications and Other Matters

1.	Trustee Selection and Qualifications. The Governance Committee is responsible for reviewing with the Board, annually or more frequently as appropriate, the appropriate skills and characteristics required of Trustees (and candidates for nomination) in the context of the current makeup of the Board. The Governance Committee screens candidates for membership, considers qualified nominees for Trustees recommended by shareholders and makes recommendations for nominations.

Trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They should also have an inquisitive and objective perspective, practical wisdom and mature judgment.

In making recommendations for nominations, the Governance Committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities.

2.	Independence. A majority of the Trustees will be independent under New York Stock Exchange listing standards in force and effect from time to time. Each Trustee shall be required to keep the Company fully and currently informed of the Trustee’s relationship to the Company and to any commercial or charitable organization. The Governance Committee will conduct an annual review of the independence of the Trustees (and candidates for nomination) and will report its findings to the full Board. To assist the Board with its determinations of independence under New York Stock Exchange listing standards, the Board may adopt from time to time categorical standards, as contemplated by the New York Stock Exchange listing standards. Any such categorical standards will be described in the Company’s proxy statement for its annual meeting of shareholders.

As a guideline for interpreting the independence requirements under the New York Stock Exchange listing standards, the Board has adopted the following categorical standard of Trustee independence:

If a Trustee serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts, such relationship will not be considered to be a material relationship that would impair a Trustee’s independence

3.	Size of the Board. The Governance Committee and the Board periodically will review the size of the Board and assess its ability to function effectively and with appropriate experience and expertise.

4.	Term Limits. The Board does not believe that arbitrary term limits on Trustees’ service or a mandatory retirement age are necessary or appropriate. While term limits may help ensure that fresh ideas and viewpoints are available to the Board, they may force the Company to lose the contribution of Trustees who, over time, have developed increased insight into the Company’s businesses and operations. However, the Board also does not believe that Trustees should expect to be continually renominated as their terms of service expire. The Board self-evaluation processes described below will be an important element in determining Board tenure.

5.	Occupations and Memberships on Other Boards. Trustees must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively. In light of that commitment, the Board does not believe that it is necessary to impose a limit on the number of boards on which a Trustee serves. In selecting nominees, the Governance Committee will take into account the other demands on the time of a candidate, and with respect to current Trustees, their attendance at, preparedness for and participation in Board and committee meetings. Trustees should advise the Chairman of the Board in advance of accepting an invitation to serve on another public company board. Trustees should offer their resignation for the Board’s consideration in the event of a change in the principal job responsibilities they held at the time of their election to the Board.

C. Board Meetings

1.	Number of Meetings. The Board currently holds four regular meetings each year, the time and place of which are scheduled well in advance. Special meetings of the Board may be called in accordance with the Company’s Bylaws.

2.	Responsibility to Prepare and Participate. Trustees will be expected to understand the Company’s business, attend and participate in Board and committee meetings, come prepared by having studied the Board materials and keep informed about industry trends. Information and data that are important to an understanding of the business to be conducted at a Board or committee meeting is generally distributed in writing to the Trustees before the meeting so as to provide Trustees with sufficient time to review the materials and consider key issues in advance of the meeting.

3.	Meetings of Non-management Trustees & Lead Trustee. The Board will hold executive sessions of non-management trustees at each regular meeting of the Board. The first three such executive sessions following the annual meeting of shareholders shall be attended by all non-management Trustees. The last such executive session preceding the next annual meeting of shareholders shall be attended only by the Trustees who are independent under New York Stock Exchange listing standards.

The Trustees shall annually elect a Lead Trustee (usually, but not necessarily, the Chairman of the Governance Committee) who will preside at all meetings of the non-management Trustees and the independent Trustees and who will perform such other functions as the Board may direct. The non-management Trustees and the independent Trustees may meet at other times without management present upon call of the Lead Trustee or any two of their number.

4.	Setting Board Agenda. The Chairman, in consultation with the Lead Trustee, will establish the agenda for each Board meeting, which shall be distributed to the Trustees in advance of each meeting. At the last regularly scheduled Board meeting prior to the annual meeting of shareholders, the Chairman will propose for the Board’s approval key issues of strategy, risks and integrity to be scheduled and discussed during the course of the following year. Before that meeting, the Board will be invited to offer its suggestions. As a result of this process, the tentative schedule of major discussion items for the following year will be established. Prior to each Board meeting, the Chairman will discuss the other specific agenda items for the meeting with the Lead Trustee. The Chairman and the Lead Trustee shall determine the nature and extent of information that shall be provided regularly to the Trustees before each scheduled Board meeting. Trustees are urged to make suggestions to the Chairman or the Lead Trustee for agenda items, and each Trustee is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

5.	Presentations to the Board. The Board welcomes attendance at Board meetings of such senior officers of the Company as may be invited by the Chairman with the consent of the Board. The Board encourages presentations at its meetings by employees whose direct involvement in a particular area can bring key insight into a topic being reviewed with the Board or who have leadership potential of which the Board should be aware. Management presentations should be scheduled on the agenda so as to allow for question-and-answer sessions and open discussions of key policies and practices.

D. Board Committees

1.	Standing Committees. At all times, the Board will have an Audit Committee, a Compensation Committee and a Governance Committee. All of the Trustees serving on these committees will be independent Trustees under the New York Stock Exchange listing standards. Members of the Audit Committee must also meet the independence requirements of Securities Exchange Act Rule 10A-3(b)(1). Members of the Compensation Committee and the Governance Committee must also meet the independence requirements of Securities Exchange Act Rule 10A-3(b)(1)(ii)(A). In addition, members of the Compensation Committee must be “non-employee directors” under Securities Exchange Act Rule 16b-3 and “outside directors” under Section 162(m) of the Internal Revenue Code.

2.	Other Committees. The Board may, from time to time, establish or maintain additional or alternative committees that it determines to be necessary or appropriate.

3.	Committee Assignment. Committee members and chairpersons will be appointed annually by the Board upon the recommendation of the Governance Committee. Where practical, committee chairpersons will have had prior service on the committee.

4.	Charters. Each committee will operate under a written charter setting forth its purpose, duties and responsibilities, and providing for an annual self-evaluation of its performance. These charters will be published on the Company’s website and will be made available in print to any shareholder who requests them.

5.	Meetings. Committee meetings are generally held in conjunction with Board meetings. The chairperson of each committee, with the assistance of appropriate members of management, determines the frequency and length of committee meetings (consistent with any applicable committee charter requirements) and develops the agenda for committee meetings. Each committee is encouraged to establish, at its last regularly scheduled meeting prior to the annual meeting of shareholders, a schedule of agenda subjects (to the extent that these can be foreseen) to be discussed during the following year. The schedule for each committee establishing such a schedule will be furnished to all Trustees. Trustees who are not members of a particular committee are welcome to attend meetings of that committee.

E. Access to Management, Employees and Independent Advisors

1.	Management and Employees. Trustees have full and free access to management and employees of the Company. Meetings or contacts may be arranged through the Company’s CEO or Secretary or directly by the Trustee.

2.	Independent Advisors. The Board and its committees have the right to retain independent outside financial, legal or other advisors, as they may deem necessary.

F. Trustee Orientation and Continuing Education

1.	Trustee Orientation. The Company’s Chief Administrative Officer, or such other executive officer as the CEO may direct, will be responsible for providing an orientation program for new Trustees, which will include presentations by members of senior management on the Company’s strategic plans, financial statements and key issues, policies and practices, and for periodically providing materials and updates to all Trustees on issues and subjects that would assist them in fulfilling their responsibilities.

2.	Continuing Education. Trustees may attend, at the Company’s expense, seminars, conferences and other continuing education programs designed for board members of public companies.

G. Trustee Compensation

1.	Annual Review. The Governance Committee shall have the responsibility for recommending to the Board the form and amount of compensation and benefits for non-employee Trustees for their service on the Board and committees. The Governance Committee may request information from Company staff or outside consultants on the compensation of boards of comparable companies. The Governance Committee shall annually, or more frequently as it deems appropriate, review non-employee Trustee compensation and benefits. Trustees who are employees of the Company will not receive any additional compensation for serving on the Board or any of its committees.

2.	Principles of Trustee Compensation. In discharging its duties under this section, the Governance Committee shall be guided by three goals: compensation should fairly pay Trustees for their services on the Board and committees giving due consideration to the Company’s size and scope; compensation should align Trustees’ interests with the long-term interests of shareholders; and the structure of the compensation and benefits should be simple, transparent and easy for shareholders to understand. The Governance Committee believes that these goals will be served by providing both a cash component and an equity component. Non-employee Trustees may elect to receive common shares of the Company in lieu of all or a portion of the cash component of their annual compensation having a fair market value equal to a multiple (not exceeding 125%) of the amount of the cash compensation foregone.

H. CEO Evaluation and Management Succession

1.	CEO Evaluation. The Compensation Committee will conduct an annual review of the CEO’s performance, as set forth in its charter. The Board will review the Compensation Committee’s report in order to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

2.	Management Succession. The Governance Committee will make an annual report to the Board on succession planning. The entire Board will work with the Governance Committee to evaluate potential successors to the CEO. The CEO will at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

3.	Emergency/Retirement. The Governance Committee will maintain at all times a confidential written procedure for the timely and efficient transfer of the CEO’s responsibilities in the event of his or her sudden incapacitation or departure. The Board and the CEO will review this procedure periodically with the Governance Committee.

I. Annual Performance Evaluation

1.	Board and Committee Self-Evaluation. The Board will conduct a self-evaluation annually, or more frequently if necessary, to determine whether it and its committees are functioning effectively. The Governance Committee will conduct the self-evaluation, including receiving comments from all Trustees, and make a report to the Board. This self-evaluation will be designed to assess the contributions to the Company by the Board and its committees and will seek to identify areas for improvement in the performance of the Board and its committees.

2.	Assessment of Trustee Performance. Annually or more frequently as may be necessary, the Governance Committee will solicit comments from all members of the Board on an assessment of the contributions to the Board and its committees by each individual Trustee, and the Governance Committee will develop and implement a procedure through an independent third party or organization for the appropriate utilization of the results thereof.

J. Review and Modification of Corporate Governance Guidelines

The Governance Committee will review these guidelines annually (and more often if necessary), and will report to the Board any recommendations that it may have regarding modification of these guidelines.

Appendix E

Amendment to Declaration of Trust to Provide for the Annual Election of Trustees

The amended text follows the current text below.

Section 2.2 of Colonial’s Declaration of Trust

Current Text:

               SECTION 2.2. Initial Board; Term. The initial Trustee (the “Initial Trustee”) is Thomas H. Lowder, only for so long as he shall continue to serve as a Trustee of the Trust hereunder. The term of the Initial Trustee shall continue until the annual meeting of Shareholders in 1997 and until his successor shall have been duly elected and shall have qualified. The Trustees shall be divided into three classes, as nearly equal in number as possible with the term of office of one class expiring each year.

               Beginning with the annual meeting of Shareholders in 1996 and at each succeeding annual meeting of Shareholders, the Trustees of the class of Trustees whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting. Each Trustee will hold office for the term for which he is elected and until his successor is duly elected and qualified.

Amended Text:

               SECTION 2.2. Term. Each Trustee shall hold office for a term expiring at the next succeeding annual meeting of Shareholders and until his successor is duly elected and qualified.

COLONIAL PROPERTIES TRUST

c/o EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

[1128 - COLONIAL PROPERTIES TRUST] [FILE NAME: ZCOL41.ELX] [VERION - (1)] [02/26/04] [orig. 02/26/04)

DETACH HERE	ZCOL41

1228

☒	Please mark votes as in this example

This proxy when properly executed, will be voted in the manner directed herein by the shareholder. If no direction is otherwise made, this proxy will be voted FOR proposals 1, 2 and 3 and in the discretion of the named proxies as to any other matters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to the Secretary of the Company of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.

							FOR	AGAINST	ABSTAIN
1.	To elect the following nominees to the Board of Trustees. Nominees: (01) M. Miller Gorrie, (02) James K. Lowder, (03) Herbert A. Meisler, (04) John W. Spiegel				2.	To ratify the appointment of PricewaterhouseCoopers LLP, as independent auditors of the Company for the fiscal year ending December 31, 2004.	☐	☐	☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
							FOR	AGAINST	ABSTAIN
☐					3.	To approve an amendment to our Declaration of Trust to provide for the annual election of trustees.	☐	☐	☐
	For all nominees except as noted above
					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐
					Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

THIS IS YOUR PROXY.

YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Shareholders, please execute your proxy promptly and return it in the enclosed envelope.

DETACH HERE

PROXY

COLONIAL PROPERTIES TRUST

Proxy Solicited on behalf of the Board of Trustees of
the Company for Annual Meeting to be held on April 21, 2004

     The undersigned, being a shareholder of Colonial Properties Trust (the “Company”), hereby appoints Thomas H. Lowder and John P. Rigrish, or either of them, with full power of substitution in each, as proxies and hereby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the auditorium on the lobby floor of Energen Plaza, 605 Richard Arrington Boulevard North, Birmingham, Alabama 35203, on April 21, 2004 at 10:30 a.m., central daylight savings time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions.

You are encouraged to specify your choice by marking the appropriate box. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees’s recommendations. The proxies cannot vote your preferences unless you sign, date and return this card.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE